Exhibit 10.2

CIVISTA BANCSHARES, INC.
SUPPLEMENTAL NONQUALIFIED
EXECUTIVE RETIREMENT PLAN

(Formerly known as the First Citizens Banc Corp.
Supplemental Nonqualified Executive Retirement Plan)

CIVISTA BANCSHARES, INC.
SUPPLEMENTAL NONQUALIFIED
EXECUTIVE RETIREMENT PLAN

TABLE OF CONTENTS

Section Page

ARTICLE I – DEFINITIONS1

1.1 Definitions1

1.2 Construction4

ARTICLE II - ELIGIBILITY FOR PLAN PARTICIPATION4

2.1 Selection4

2.2 Beginning of Participation5

2.3 End of Participation5

ARTICLE III - BENEFITS5

3.1 Retirement Benefit; Disability Benefit5

3.2 Reporting and Withholding6

3.3 Tax Treatment6

ARTICLE IV - VESTING6

4.1 In General6

4.2 Exceptions6

4.3 Years of Service7

ARTICLE V - OVERPAYMENTS AND REPAYMENTS7

ARTICLE VI - BENEFICIARIES7

ARTICLE VII - ADMINISTRATIVE PROVISIONS8

7.1 Administration8

7.2 Powers and Authorities of Civista Bancshares, Inc. and Committee8

ARTICLE VIII - AMENDMENT AND TERMINATION8

ARTICLE IX - MISCELLANEOUS8

9.1 Non-Alienation of Benefits8

9.2 Payment of Benefits to Others9

9.3 Plan Noncontractual9

9.4 Successor Company9

9.5 Funding9

9.6 Claims and Review Procedures9

9.7 Claims of Other Persons12

9.8 Participant’s Address12

9.9 Severability12

9.10 No Suspension of Payments12

9.11 Governing Law12

9.12 Headings12

EXHIBIT A1

EXHIBIT B5

CIVISTA BANCSHARES, INC.
SUPPLEMENTAL NONQUALIFIED
EXECUTIVE RETIREMENT PLAN

WHEREAS, Civista Bancshares, Inc., formerly known as First Citizens Banc Corp. desires to amend and restate the Civista Bancshares, Inc. Supplemental Nonqualified Executive Retirement Plan, formerly known as the First Citizens Banc Corp. Supplemental Nonqualified Executive Retirement Plan (hereinafter referred to as the “Plan”) for the benefit of a select group of management and highly compensated employees employed by Civista Bancshares, Inc.

WHEREAS, Civista Bancshares, Inc. originally established the Plan effective as of January 1, 2011 and wishes to amend and restate the Plan to incorporate prior amendments to the Plan, to clarify Plan provisions, to eliminate duplicate provisions, to change the default beneficiary and to allow for accelerated vesting by the Board or Committee.

NOW, THEREFORE, effective as of January 1, 2024, Civista Bancshares, Inc. hereby amends and restates the Plan as hereinafter set forth.

ARTICLE I

DEFINITIONS

1.1 Definitions. Except as otherwise required by the context, the terms used in the Plan shall have the meaning hereinafter set forth.

1.1.1 Accrued Benefit.

A. Accrued Benefit at Full Retirement Age. The term “Accrued Benefit” at Full Retirement Age shall mean the amount set forth opposite each Participant’s name and corresponding age in Exhibit A, attached hereto and made a part hereof. For purposes of clarity, in the event that a Participant’s participation under the plan ends before the Participant’s Retirement or Separation from Service, the Participant’s Accrued Benefit shall be adjusted as described in Section 2.3.

B. Accrued Benefit at Early Retirement. For a Participant who Retires before Full Retirement Age, the term “Accrued Benefit” shall mean the actuarial present value of the Participant’s Accrued Benefit at Full Retirement Age. The actuarial present value shall be calculated using the market yield annual interest rate of U.S. Treasury Securities at 5 year constant maturity for the month of December immediately preceding the start of any calendar year in which such present value is to be calculated.

C. Accrued Benefit at Late Retirement. For a Participant who Retires within 10 years after Full Retirement Age, the term “Accrued Benefit” shall mean the Participant’s Accrued Benefit at Full Retirement Age, actuarially increased, using a 5% annual interest assumption, for each full month the Participant works after the Full Retirement Age designated for that Participant. For a Participant who retires more than 10 years after Full Retirement Age, the term “Accrued Benefit” shall be the benefit calculated under this Section 1.1.1.C as if the Participant had retired on the 10th anniversary of the Participant’s Full Retirement Age.

D. Grandfathered Benefit. To the extent that a Participant participated under the Plan prior to January 1, 2024, the Participant’s benefit under the Plan shall not be less than the scheduled benefit as set forth for the Participant under terms of the Plan as in effect on December 31,

2023, which are preserved for historical purposes in Exhibit B.

1.1.2 Affiliate. The term “Affiliate” shall mean all employers with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, using fifty (50) percent as the percent of ownership required under such Code sections.

1.1.3 Beneficiary. The term “Beneficiary” shall mean the person who, in accordance with the provisions of Article VI, shall be entitled to receive a distribution hereunder in the event a Participant dies before his interest under the Plan has been distributed to him in full.

1.1.4 Board. The term “Board” shall mean the Board of Directors of Civista Bancshares, Inc.

1.1.5 Cause. The term “Cause” shall be determined in the reasonable judgment of the Committee, (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company after written notification by the Company, or (ii) the willful engaging by the Participant in conduct which is demonstrably injurious to the Company, monetarily or otherwise, or (iii) the engaging by the Participant in egregious misconduct involving moral turpitude. For purposes of the Plan, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action was in the best interest of the Company.

1.1.6 Change of Control. The term “Change of Control” shall mean the occurrence of any of the following: (i) the sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Civista Bancshares, Inc. to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), or (ii) any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of Civista Bancshares, Inc., including by way of merger, consolidation, or otherwise.

1.1.7 Committee. The term “Committee” shall mean the Compensation Committee of the Board.

1.1.8 Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.1.9 Company. The term “Company” shall mean Civista Bancshares, Inc., a bank holding company organized and existing under the laws of the State of Ohio and registered with the Board of Governors of the Federal Reserve System, its corporate successors, and the surviving corporation resulting from any merger of Civista Bancshares, Inc. with any other corporation or corporations, and any United States subsidiary or affiliate of Civista Bancshares, Inc. that adopts the Plan with the consent of Civista Bancshares, Inc.

1.1.10 Disability. The term “Disability” shall mean the total and permanent disability of a Participant as determined by the Social Security Administration.

1.1.11 Disability Benefit. The term “Disability Benefit” shall mean, with respect to a Participant who has a Separation from Service without Cause due to the Participant’s Disability, a monthly amount equal to one-twelfth (1/12) of the Participant’s Accrued Benefit calculated as of the date of the Participant’s Separation from Service due to Disability, calculated as of the date of the Separation from Service and commencing with the first (1st) business day of the second (2nd) month following the month in which the Participant’s Separation from Service due to Disability occurs (provided that if the period prior to the first (1st) day of the second (2nd) month begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the year of payment), and ending with the 120th month thereafter). A Disability Benefit shall be in lieu of a

Retirement Benefit. For purposes of clarity, no Disability Benefit shall be payable until the Participant provides notice to the Committee of a Social Security Administration determination of the Participant’s Disability. Any amount that should have been paid between the payment commencement date described above and the date of the receipt of the Committee’s notice of the Social Security Administration’s decision shall be paid in a lump sum as soon as administratively practicable after the date such Social Security Administration determination is received by the Committee. The Participant’s remaining Disability Benefits shall be paid monthly thereafter.

1.1.12 Eligible Employee. The term “Eligible Employee” shall mean an Employee who is an officer of Civista Bancshares, Inc. at the level of Senior Vice President or higher. For purposes of clarity, whether an Eligible Employee participates in the Plan is subject to the discretion of the Committee and status as an Eligible Employee does not necessarily entitle the individual to participate in the Plan.

1.1.13 Employee. The term “Employee” shall mean an individual carried on and paid through the payroll of the Company as an employee.

1.1.14 ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.1.15 Full Retirement Age. The term “Full Retirement Age” shall mean age 65 or such other age set forth opposite each Participant’s name in Exhibit A, attached hereto and made a part hereof.

1.1.16 Participant. The term “Participant” shall mean any Eligible Employee of the Company, who participates in the Plan pursuant to Article II of the Plan.

1.1.17 Plan. The term “Plan” shall mean the Civista Bancshares, Inc. Supplemental Nonqualified Executive Retirement Plan, as set forth herein with all amendments, modifications, supplements, and appendices hereinafter made.

1.1.18 Plan Year. The term “Plan Year” shall mean any January 1 - December 31 calendar year.

1.1.19 Retirement. The term “Retirement” shall mean a Participant’s Separation from Service with the Company for any reason, other than death, a Separation from Service for Cause or a Separation from Service due to Disability.

1.1.20 Retirement Benefit. The term “Retirement Benefit” of a Participant shall mean, with respect to a Participant who has a Retirement, a monthly amount equal to one-twelfth (1/12) of the Participant’s Vested Accrued Benefit, calculated as of the date of Retirement and commencing, except as otherwise provided in Section 3.1.2 hereof, with the first (1st) business day of the second (2nd) month following the month in which the Participant’s Retirement occurs (provided that if the period prior to the first (1st) day of the second (2nd) month begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the year of payment), and ending with the one hundred twentieth (120th) month thereafter).

1.1.21 Section 409A. The term “Section 409A” shall mean Section 409A of the Code and the final regulations and other guidance issued thereunder.

1.1.22 Separation from Service. The term “Separation from Service” shall mean the termination of employment of a Participant with the Company and its Affiliates, which termination of employment constitutes a “separation from service” within the meaning of Section 409A.

1.1.23 Specified Employee. The term “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A and any “specified employee” identification policy of Civista Bancshares, Inc.

1.1.24 Vested. The Term “Vested” shall mean the vested portion of a Participant’s Accrued Benefit determined by the Committee pursuant to Article IV of the Plan.

1.1.25 Years of Service. The term “Years of Service” shall mean service credited to a Participant under the provisions of Article IV.

1.2 Construction. Where necessary or appropriate to the meaning hereof, the singular shall be deemed to include the plural, the plural to include the singular, the masculine to include the feminine, and the feminine to include the masculine.

ARTICLE II

ELIGIBILITY FOR PLAN PARTICIPATION

2.1 Selection. Participation in the Plan shall be limited to a select group of executive management and highly compensated Eligible Employees, as determined and selected by the Committee in its sole discretion and ratified by the Board.

2.2 Beginning of Participation. Eligible Employees selected in 2011 pursuant to Section 2.1 to participate in the Plan shall become Participants as of January 1, 2011. All other Eligible Employees shall be eligible to participate in the Plan as of the first January 1 following determination and selection by the Committee and ratification by the Board pursuant to Section 2.1.

2.3 End of Participation. An Employee shall cease to be a Participant immediately upon the first to occur of the following: (i) the Employee’s Separation from Service; or (ii) the end of the Plan Year in which the Committee, in its sole discretion, determines that the Employee is no longer an Eligible Employee. If the Committee ends a Participant’s participation before the Participant’s Retirement or Separation from Service, the Participant’s Accrued Benefit as of the Participant’s Full Retirement Date as listed on Exhibit A shall be determined by multiplying the amount listed on Exhibit A by the number of years between the date that the Participant was named as a Participant under the Plan and the date that such participation ended, and dividing by the total number of years between the date that the Participant was named as a Participant under the Plan and the Full Retirement Date.

ARTICLE III

BENEFITS

3.1 Retirement Benefit; Disability Benefit.

3.1.1 In General. Upon the Retirement of a Vested Participant, such Participant shall be entitled to a Retirement Benefit in lieu of all other Plan benefits. Upon the Separation from Service of a Participant without Cause due to Disability, such Participant shall be entitled to a Disability Benefit in lieu of all other Plan benefits. Payment of such benefits shall be made in accordance with Section 3.1.2 or the definition of the Retirement Benefit or Disability Benefit, as the case may be, in Article I.

3.1.2 Payment of Retirement Benefit to Specified Employees. Notwithstanding anything to the contrary, a Retirement Benefit payable upon the Retirement of a Vested Specified Employee shall not start to be paid until the thirty (30) day period commencing with the first day of the seventh (7th) month following the month of the Vested Specified Employee’s Retirement; provided that if such thirty (30) day period begins in one calendar year and ends in another calendar year, such Specified Employee shall have no right to designate the calendar year of payment. Any amount that would have been paid between the first (1st) business day of the second (2nd) month following the month in which the Participant’s Retirement and the first day of the seventh (7th) month following the month of the Specified Employee’s Retirement, shall be paid in a lump sum with the first monthly payment described in the first sentence of this Section 3.1.2 and the Participant’s remaining Retirement Benefits shall be paid monthly thereafter.

3.1.3 Payments as Separate Payments. The right to each installment payment is to be treated as a right to a series of separate payments, as permitted under Section 409A.

3.1.4 No Acceleration or Delay. Except as permitted by Section 409A, no acceleration or delay of the time, or change to the form, of payment of the Retirement Benefit or Disability Benefit shall be permitted.

3.2 Reporting and Withholding. All accruals and payments under the Plan will be subject to any reporting, disclosures, and/or withholding required, in the sole judgment of the Company, to be made under applicable federal, state, local, or other laws then in effect, in amounts and in a manner determined in the sole discretion of the Company. If withholding of any taxes is required prior to payment hereunder, such taxes shall be withheld from the other compensation of the Participant, and the Participant through the Participant’s participation in the Plan acknowledges and authorizes such withholding without further action of the Company. If no other compensation is then payable to the Participant, the Participant shall remit to the Company an amount sufficient to satisfy the Participant’s tax liability.

3.3 Tax Treatment. Notwithstanding any other provision of the Plan, although the Board, the Company, and any designee of the Board or the Company shall use their best efforts to avoid the imposition of taxation, penalties, and interest under Section 409A, the tax treatment of Plan benefits under the Plan shall not be, and is not, warranted or guaranteed. Neither the Company, the Board, nor any of their designees shall be held liable for any taxes, penalties, or other monetary amounts owed by a Participant or other person as a result of the Plan, any deferral or payment under the Plan, or the administration of the Plan.

ARTICLE IV

VESTING

4.1 In General. A Participant’s Retirement Benefit under the Plan shall become nonforfeitable and 100% Vested upon the earlier of (i) the Participant’s completion of ten (10) Years of Service, (ii) the Participant’s Separation from Service due to Disability, or (iii) the Participant’s Separation from Service without Cause within the first two (2) years after a Change in Control. Prior to a Participant’s completion of ten (10) Years of Service, Separation from Service due to Disability or Separation from Service without Cause following a Change in Control, the following vesting schedule shall apply, and the vested percentage determined pursuant to such vesting schedule shall be applied to the Participant’s Accrued Benefit:

Completed Years of Service	Vested Percentage
Less than 1	0%
1	10%
2	20%
3	30%
4	40%
5	50%
6	60%
7	70%
8	80%
9	90%

Completed Years of Service	Vested Percentage
10 or more	100%

4.2 Exceptions.

4.2.1 Notwithstanding any provision of the Plan to the contrary, if a Participant terminates employment with the Company because of death or a Termination for Cause, the Participant shall automatically forfeit all benefits, and rights to benefits (whether or not Vested, including, without limitation, the Participant’s Retirement Benefit and the Participant’s Disability Benefit) under the Plan.

4.2.2 Notwithstanding the vesting schedule in Section 4.1, the Board/Committee may, at any time and in its sole discretion, accelerate vesting of a Participant’s Accrued Benefit under the Plan. However, consistent with Section 3.1.3 hereof, such acceleration of vesting shall not result in a change in the time or form of payment of the Retirement Benefit or Disability Benefit under the Plan.

4.2.3 If the Participant or Beneficiary does not inform the Company of their current address and the Participant or Beneficiary does not file a claim for any benefits due under the plan within 3 years from the date that an amount would be payable, any such unclaimed payment shall be forfeited. For purposes of clarity, only payments more than 3 years overdue shall be forfeited.

4.3 Years of Service. Each twelve (12) month period of continuous employment of a Participant with the Company, commencing with the Participant’s date of hire with the Company and any Affiliate, shall constitute a Year of Service.

ARTICLE V

OVERPAYMENTS AND REPAYMENTS

If and to the extent permitted by Section 409A, in the event that the Board determines that the benefits actually paid under the Plan exceed the benefits that were properly payable to a Participant or Beneficiary pursuant to the Plan, the Company may, in addition to exercising any other legal remedies available, reduce or suspend future benefit payments in any manner that the Board in its sole discretion deems equitable and in accordance with Section 409A.

ARTICLE VI

BENEFICIARIES

In the event a Participant dies after Retirement or a Separation from Service due to Disability, but before the amount of the Participant’s Retirement Benefit or Disability Benefit under Section 3.1 of the Plan has been paid in full, any remaining amounts shall be distributed in accordance with the same payment schedule as was applicable to the deceased Participant, to his Beneficiary(ies), who shall be the person(s) designated in writing (in the form and manner specified by either the Company or the Committee) as his Beneficiary(ies) under the Plan. In the event a Participant does not designate a Beneficiary or his designated Beneficiary does not survive the Participant, the deceased Participant’s estate shall be his Beneficiary for Plan purposes. The Company will have no duty, in any circumstances, to attempt to open an estate on behalf of a Participant, to determine whether any designated beneficiary is alive or to ascertain the address of such benefit or otherwise attempt to locate any designated beneficiary or representative of the Executive’s estate.

ARTICLE VII

ADMINISTRATIVE PROVISIONS

7.1 Administration. The Plan shall be administered by Civista Bancshares, Inc. (and to the extent of the Committee’s powers and responsibilities, the Committee) as an unfunded “top hat” plan.

7.2 Powers and Authorities of Civista Bancshares, Inc. and Committee. Except as otherwise specifically provided herein, Civista Bancshares, Inc. (and to the extent of the Committee’s powers and responsibilities, the Committee) shall have full power and authority to interpret, construe, and administer the Plan, and its interpretations and construction hereof, and actions hereunder, including the timing, form, amount, or recipient of any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes. Civista Bancshares, Inc. may delegate any of its powers, authorities, or responsibilities for the operation and administration of the Plan to the Committee and may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder.

ARTICLE VIII

AMENDMENT AND TERMINATION

Civista Bancshares, Inc. reserves the right to amend or terminate the Plan at any time by action of the Board, in accordance with Section 409A, including Treasury Regulation Section 1.409A-3(j)(4)(ix)(C). In the event Civista Bancshares, Inc. terminates the Plan (and all other “plans” required to be aggregated with the Plan) at a time not proximate to a downturn in the financial health of Civista Bancshares, Inc., Plan termination distributions (calculated by the Committee based upon the Participant’s Retirement Benefit as of the last day of the month preceding or coinciding with the Plan’s termination date) to Participants shall be automatically delayed for twelve (12) months following the date of Plan termination and shall be paid in a cash lump sum to each Participant within fifteen (15) days following the twelve (12) month anniversary of such Plan termination date; provided, however, that if such fifteen (15) day period begins in one calendar year and ends in another, the Participant shall have no right to designate the calendar year of payment. Thereafter, no new plan of the same type shall be adopted for three (3) years.

ARTICLE IX

MISCELLANEOUS

9.1 Non-Alienation of Benefits. No benefit under the Plan shall at any time be subject in any manner to the claims of any creditor or to attachment or garnishment or other legal process by any creditor, nor shall any Participant or Beneficiary have the right to alienate, anticipate, pledge, encumber or assign any claim or right to any of the benefits or proceeds which he may expect to receive under the Plan. If any Participant or Beneficiary shall attempt to, or shall, alienate or in any way encumber his benefits under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by him, his interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his spouse, children, or other dependents as the Committee may select. If any Participant or Beneficiary attempts to alienate or encumber his benefits under the Plan, the Company shall be reimbursed and indemnified on demand out of the interest of such Participant in the Plan for any loss, cost or expense incurred as a result of Participant’s actions.

9.2 Payment of Benefits to Others. If any Participant or Beneficiary to whom a benefit is payable is unable to care for his affairs because of minority, illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to any individual deemed by the Committee to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 9.2 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.

9.3 Plan Noncontractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by the Company to continue his employment with the Company, and nothing herein contained shall be construed as a commitment on the part of the Company to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.

9.4 Successor Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

9.5 Funding. The obligation of the Company under the Plan to provide a Participant or a Beneficiary with a benefit constitutes the unfunded, unsecured promise of the Company to make payments as provided herein. A Participant or Beneficiary shall have only the rights of a general unsecured creditor and shall not have any interest in, or a lien or prior claim upon, any specific assets of the Company. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.

9.6 Claims and Review Procedures

9.6.1 Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

1.
In General. Notice of a denial of benefits (other than Disability benefits) will be provided within ninety (90) days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period. The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

2.
Disability Benefits. Notice of denial of Disability benefits will be provided within forty five (45) days of the Committee’s receipt of the Claimant’s claim for Disability benefits. If the Committee determines that it needs additional time to review the Disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial forty five (45) day period. The extension will not be more than thirty (30) days from the end of the initial forty five (45) day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional thirty (30) days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial thirty (30) day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by, which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of forty five (45) days to submit any necessary additional information to the Committee. In the event that a thirty (30) day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(i)
Contents of Notice Generally. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (i) describe the specific reason or reasons for the denial; (ii) cite the pertinent provisions of the Plan document and (iii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

9.6.2 Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated by the Company or the Committee to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

1.
In General. Appeal of a denied benefits claim (other than a Disability benefits claim) must be filed in writing with the Appeals Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

2.
Disability Benefits. Appeal of a denied Disability benefits claim must be filed in writing with the Appeals Committee no later than one hundred eighty (180) days after receipt of the written notification of such claim denial. The review shall be conducted by the Appeals Committee (exclusive of the person who made the initial adverse decision or such person’s subordinate). The Appeals Committee shall make its decision regarding the merits of the denied claim within forty five (45) days following receipt of the appeal (or within ninety (90) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

3.
Contents of Notice Generally. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

9.7 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable right as against the Company, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

9.8 Participant’s Address. Each Participant shall keep the Company informed of his or her current address and the current address of his Beneficiary. The Company shall not be obligated to search for the Participant or any Beneficiary.

9.9 Severability. If a provision of the Plan is determined to be invalid, illegal or unenforceable, the invalidity, illegality or unenforceability shall not affect the remaining provision of the Plan and the Plan shall be construed in all respects as if such invalid, illegal or unenforceable provision had not been included in the Plan.

9.10 No Suspension of Payments. Monthly benefits of a Participant shall continue to be paid, notwithstanding the fact that the Participant returns to work for the Company.

9.11 Governing Law. To the extent not preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio, to the extent such laws are not preempted by the laws of the United States.

9.12 Headings. The headings of the Plan have been inserted for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

EXHIBIT A

TO

CIVISTA BANCSHARES, INC.

SUPPLEMENTAL NONQUALIFIED EXECUTIVE RETIREMENT PLAN

Dated as of January 1, 2024

Accrued Benefit

Participant Name	Full Retirement Age	Accrued Benefit at Full Retirement Age
Richard J. Dutton	65	$165,431 per year for 10 years

EXHIBIT A

TO

CIVISTA BANCSHARES, INC.

SUPPLEMENTAL NONQUALIFIED EXECUTIVE RETIREMENT PLAN

Dated as of January 1, 2024

Accrued Benefit

Participant Name	Full Retirement Age	Accrued Benefit at Full Retirement Age
Lance Morrison	65	$114,611 per year for 10 years

EXHIBIT A

TO

CIVISTA BANCSHARES, INC.

SUPPLEMENTAL NONQUALIFIED EXECUTIVE RETIREMENT PLAN

Dated as of January 1, 2024

Accrued Benefit

Participant Name	Full Retirement Age	Accrued Benefit at Full Retirement Age
Charles Parcher	65	$150,572 per year for 10 years

EXHIBIT A

TO

CIVISTA BANCSHARES, INC.

SUPPLEMENTAL NONQUALIFIED EXECUTIVE RETIREMENT PLAN

Dated as of January 1, 2024

Accrued Benefit

Participant Name	Full Retirement Age	Accrued Benefit at Full Retirement Age
Dennis Shaffer	65	$290,746 per year for 10 years

EXHIBIT B

TO

CIVISTA BANCSHARES, INC.

SUPPLEMENTAL NONQUALIFIED EXECUTIVE RETIREMENT PLAN

Dated as of January 1, 2024

Grandfathered Accrued Benefit

Participant Name	Accrued Benefit at Age
Richard J. Dutton

Age 75 and beyond: $169,116.73 per year for 10 years

Age 74: $161,063.55 per year for 10 years

Age 73: $153,393.86 per year for 10 years

Age 72: $146,089.39 per year for 10 years

Age 71: $139,132.75 per year for 10 years

Age 70: $132,507.38 per year for 10 years

Age 69: $126,197.51 per year for 10 years

Age 68: $120,188.10 per year for 10 years

Age 67: $114,464.86 per year for 10 years

Age 66: $109,014.15 per year for 10 years

Age 65: $103,823.00 per year for 10 years

Age 64: $92,135.48 per year for 10 years

Age 63: $81,562.97 per year for 10 years

Age 62: $71,892.12 per year for 10 years

Age 61: $63,054.74 per year for 10 years

Age 60: $54,987.52 per year for 10 years

Age 59: $47,631.61 per year for 10 years

Dennis Shaffer

Age 75 and beyond: $159,574.66 per year for 10 years

Age 74: $151,975.87 per year for 10 year

Age 73: $144,738.92 per year for 10 years

Age 72: $137,846.59 per year for 10 years

Age 71: $131,282.47 per year for 10 years

Age 70: $125,030.92 per year for 10 years

Age 69: $119,077.07 per year for 10 years

Age 68: $113,406.73 per year for 10 years

Age 67: $108,006.41 per year for 10 years

Age 66: $102,863.25 per year for 10 years

Age 65: $97,965.00 per year for 10 years

Age 64: $86,688.57 per year for 10 years

Age 63: $76,549.39 per year for 10 years

Age 62: $67,280.27 per year for 10 years

Age 61: $58,815.26 per year for 10 years

Age 60: $51,092.90 per year for 10 years

Charles A. Parcher

Age 75: $195,543.91 per year for 10 years

Age 74: $186,232.30 per year for 10 years

Age 73: $177,364.09 per year for 10 years

Age 72: $168,918.18 per year for 10 years

Age 71: $160,874.46 per year for 10 years

Age 70: $153,213.77 per year for 10 years

Age 69: $145,917.88 per year for 10 years

Age 68: $138,969.41 per year for 10 years

Age 67: $132,351.82 per year for 10 years

Age 66: $126,049.35 per year for 10 years

Age 65: $120,047.00 per year for 10 years

Age 64: $103,811.42 per year for 10 years

Age 63: $89,952.55 per year for 10 years

Lance Morrison

Age 75: $186,689.24 per year for 10 years

Age 74: $177,799.28 per year for 10 years

Age 73: $169,332.65 per year for 10 years

Age 72: $161,269.19 per year for 10 years

Age 71: $153,589.70 per year for 10 years

Age 70: $146,275.91 per year for 10 years

Participant Name	Accrued Benefit at Age

Age 69: $139,310.39 per year for 10 years

Age 68: $132,676.56 per year for 10 years

Age 67: $126,358.63 per year for 10 years

Age 66: $120,341.55 per year for 10 years

Age 65: $114,611.00 per year for 10 years

Age 64: $113,929.14 per year for 10 years

Age 63: $99,036.47 per year for 10 years

Age 62: $85,464.69 per year for 10 years

Age 61: $73,112.05 per year for 10 years

Age 60: $61,883.91 per year for 10 years

Age 59: $51,692.73 per year for 10 years

Age 58: $42,456.91 per year for 10 years

Age 57: $34,101.16 per year for 10 years

Age 56: $26,555.18 per year for 10 years